Exhibit 99.1

Contact: Rosa Vasquez, Investor Relations
Telephone:	(408) 542-1051
Facsimile:	(408) 542-1405
rosa.vasquez@catsemi.com

Catalyst Semiconductor Reports Fiscal 2008

Fourth Quarter and Full Year Results

•	Total Net Revenues Increase 14% YOY and Decrease 2% QOQ

•	Analog/Mixed-Signal Revenues Increase 93% YOY and Increase 20% QOQ

•	EPS Increases to $0.05 in Q4 FY ‘08 vs. ($0.03) in Q4 FY ‘07 and Increases to $0.17 for FY 2008 Compared to ($0.03) for FY 2007

•	Gross Margin Increases to 39.6% in Q4 from 38.5% in Q3 and Increases to 37.8% from 33.3% YOY

(Note: QOQ refers to Quarter-Over-Quarter, YOY refers to Year-Over-Year, and FY refers to Fiscal Year.)

SANTA CLARA, Calif., June 12, 2008 – Catalyst Semiconductor, Inc. (NASDAQ:CATS), a supplier of analog/mixed-signal and non-volatile memory semiconductors used in telecommunications, networking systems, computers, automotive, industrial and consumer markets, today reported financial results for its fourth quarter and  fiscal year ended April 27, 2008.

Fourth Quarter of Fiscal 2008 vs Fourth Quarter of Fiscal 2007 Results:

•	Net revenues decreased 5% from $18.4 million in Q4 FY ‘07 to $17.5 million in Q4 FY ‘08 and decreased by 2% QOQ.

•	Analog/mixed-signal net revenues increased by 44% to $2.7 million in Q4 FY ‘08 compared to Q4 FY ‘07 and increased 20% QOQ.

•	Gross margin increased to 39.6% in Q4 FY ‘08 from 30.3% in Q4 FY ‘07.

•	Net Income increased to $820,000, or $0.05 per diluted share in Q4 FY ‘08, compared to a net loss of $457,000 or ($ 0.03) per diluted share in Q4 FY ‘07.

Net revenues from analog/mixed-signal products were $2.7 million, or 15% of net revenues in the fourth quarter ended April 27, 2008, up 20% from $2.3 million, or 13% of net revenues for the quarter ended January 27, 2008, and up 44% from $1.9 million, or 10% of net revenues for the fourth quarter ended April 29, 2007.

Excluding after-tax FAS 123R stock-based compensation charges of $346,000, net income on a non-GAAP basis in the quarter ended April 27, 2008 was $ 1.2 million, or

$0.07 per diluted share, compared with non-GAAP net income of $1.1 million, or $0.06 per diluted share, for the quarter ended January 27, 2008, and a net loss of $182,000, or ($0.01) per diluted share, in the quarter ended April 29, 2007. A reconciliation of GAAP to non-GAAP results is provided in the supplemental financial information attached to this release.

The GAAP gross margin percentage for the fourth quarter ended April 27, 2008 was 39.6%, compared with 38.5% in the quarter ended January 27, 2008 and 30.3% in the fourth quarter ended April 29, 2007. The GAAP gross margin percentage improved due to higher percentage of revenues from analog/mixed-signal products, continued migration of our EEPROM products to 0.35 micron process technology and increased efficiencies in our back-end manufacturing operations.

In February 2008, Catalyst announced that its board of directors approved increasing the number of authorized shares under the stock repurchase program to four million shares. During the quarter ended April 27, 2008, the Company repurchased 1.5 million shares  under the stock repurchase program. On April 27, 2008 the Company reported cash and short-term investments of $29.6 million, 15.3 million shares outstanding and no debt.

Fiscal  2008 vs. 2007 Results:

•            Net revenues increased 14% to $75.9 million for fiscal 2008 from $66.4 million for fiscal 2007.

•            Analog/mixed-signal net revenues increased 93% to $11.4 million for fiscal 2008 from $5.9 million for fiscal 2007.

•            Gross margin percentage increased to 37.8 % for fiscal 2008 from 33.3% for fiscal 2007.

•            Net Income increased to $2.9 million, or $0.17 per diluted share for fiscal 2008, from a net loss of $429,000 or ($0.03) per share, for fiscal 2007.

Net revenues from analog/mixed-signal products were $11.4 million, or 15% of net revenues in fiscal 2008, up 93% from $5.9 million, or 9% of net revenues for fiscal 2007.

Excluding after-tax adjustments for FAS 123R stock based compensation charges of   $1.4 million, and non-recurring professional fees related to M&A activities of $556,000  incurred in the second and third quarters of fiscal 2008, net income on a non-GAAP basis in fiscal 2008 was $ 4.8 million, or $0.27 per diluted share, compared with a non-GAAP net income of $1.3 million, or $0.08 per diluted share, for fiscal 2007.  A reconciliation of GAAP to non-GAAP results is provided in the supplemental financial information attached to this release.

Management Comments & Outlook

“Revenues for the fourth quarter were slightly lower than our results for the third quarter due to lower levels of memory business than was anticipated. Nevertheless, we are very pleased with our performance this past year, with total net revenues increasing by 14% and analog/mixed-signal product revenues up 93% during the same time period. Our overall gross profit margins improved with the continued EEPROM product migration to 0.35 micron, coupled with greater manufacturing efficiencies in our back-end operations, as well as increased sales of our analog/mixed-signal products. During the second half of fiscal 2008 we began ramping production in our new test subsidiary in Thailand which further reduced our costs. The bottom line is that Catalyst achieved a very solid year of revenue growth and financial performance,” said Gelu Voicu, Catalyst’s President and Chief Executive Officer.

Mr. Voicu also commented, “While the business environment remains challenging, based on our shipment and bookings activity to date during the first quarter of fiscal 2009, we remain cautiously optimistic that revenue growth will resume.”

Other highlights of the quarter and fiscal year  include:

Fourth Quarter

•            We introduced a total of four new products, including LED drivers and digital potentiometers, as well as voltage supervisors incorporating our patented Quantum Charge Programmable™ Technology.

•            We initiated customer qualification of a new temperature sensor chip with integrated EEPROM at key memory module manufacturers. We developed this product to meet the specific needs of the emerging DDR3 memory module market.

•            Cash Flow from Operations for the quarter was $923,000.

Fiscal 2008

•            We were granted three key new patents, representing significant intellectual property in our analog portfolio. One covers our Quad-Mode™ line of LED drivers which improves LED system efficiency by 10%. A second patent covers a unique architecture that is embedded in our CAT4201 LED driver to enable simpler, “greener” design of high-power LED lighting products. The third addresses technology that is central to our ‘configurable analog’ vision and is already incorporated in many of our supervisor products.

•            Our analog products have continued to garner industry awards, most notably the CAT4201 LED driver which was named one of EDN’s “Hot 100 Products of 2007,” as well as an award from the highly regarded EN-Genius Network website.

•            We released a total of 17 new analog/mixed-signal and memory products, up from 14 in fiscal 2007.

•            A four million share repurchase program was announced in February 2008, with approximately 2.5 million shares eligible for purchase under the program.

•            Cash Flow from Operations for fiscal 2008 was $ 8.6 million.

Investor Conference Call

Catalyst will host an investor conference call today, June 12, 2008, at 2:00 p.m. (PDT) to review the company’s financial results for the fiscal 2008 fourth quarter. The call will be available to all investors and media via the company’s Web site www.catsemi.com, or by dialing (877) 754-9851 (domestic only). International callers can dial (706) 643-1107. Participants will be required to provide the conference call ID # 49069576.

For those who are not available to listen to the live broadcast, a telephonic playback of the conference call also will be available from approximately 4:00 p.m. today until midnight (Eastern) on June 27, 2008 at the company’s Web site or by dialing (800) 642-1687 (domestic) or (706) 645-9291 (international), entering reservation number #49069576 and following operator instructions.

About Catalyst Semiconductor

Headquartered in Santa Clara, California, Catalyst Semiconductor designs and markets analog, mixed-signal and non-volatile memory products, including Digitally Programmable Potentiometers (DPP™), white and color LED drivers, DC/DC converters, LDO regulators, voltage supervisors, bus expanders, serial and parallel EEPROMs, Flash and NVRAM. Many of Catalyst’s products incorporate the Company’s Quantum Charge Programmable™ technology, to deliver Adaptive Analog™ products, which offer a new level of customer flexibility, lower power and smaller die size. Catalyst products are used in telecommunications, computer, automotive, industrial and consumer markets. Typical applications include LCD displays, automotive lighting, optical networks, printers, modems, wireless LANs, network cards, DIMM modules, cellular telephones, navigation systems, set-top boxes and Internet routers. www.catsemi.com.

Forward-Looking Statements

This earnings release contains forward-looking statements, including statements regarding Catalyst’s bookings and shipments in the first quarter and fiscal year 2009 including expectations related to continued EEPROM product migration to 0.35 micron and increased sales of our analog/mixed-signal products. These risks and uncertainties, which could cause Catalyst’s results to differ materially from the forward-looking statements and include, without limitation: increased competition in the markets for Catalyst’s products leading to decreased average selling prices; declining growth of the markets for Catalyst’s products; declining market acceptance and demand for Catalyst’s products; potential errors, latent defects, design flaws or other problems with any of Catalyst’s products; volatility in supply and demand for Catalyst’s products, which would adversely affect revenues and market prices; price and availability of foundry services, assembly and test subcontract capacity, which are required to meet Catalyst’s financial targets and/or meet backlog requirements; timing, future development, cost and market acceptance of Catalyst’s new products; increased regulatory requirements and costs of compliance; and the other risks detailed from time to time in Catalyst’s Securities and Exchange Commission filings and reports, including, but not limited to, Catalyst’s Annual Report filed on Form 10-K and Quarterly Reports filed on Form 10-Q. Catalyst disclaims any obligation to update information contained in any forward looking statement.

CATALYST SEMICONDUCTOR, INC.

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	April 27, 2008	April 29, 2007
ASSETS
Current assets:
Cash and short-term investments	$29,625	$28,658
Accounts receivable, net	10,471	10,444
Inventories	13,174	11,137
Other assets	1,645	2,845
Total current assets	54,915	53,084

Property and equipment, net	11,595	11,700
Deferred tax and other assets	5,076	4,428
Total assets	$71,586	$69,212

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$9,293	$6,690
Accrued expenses	2,680	2,137
Deferred gross profit on shipments to distributors	2,127	2,130
Total current liabilities	14,100	10,957
Other non-current liabilities	166	—
Total liabilities	14,266	10,957

Total stockholders’ equity	57,320	58,255
Total liabilities and stockholders’ equity	$71,586	$69,212

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	April 27, 2008	April 29, 2007	April 27, 2008	April 29, 2007

Net revenues	$17,523	$18,398	$75,933	$66,350

Cost of revenues	10,583	12,818	47,215	44,238
Gross profit	6,940	5,580	28,718	22,112

Operating expenses:
Research and development	2,341	2,103	8,773	7,844
Selling, general and administrative	3,832	4,001	17,064	15,748
Income (loss) from operations	767	(524)	2,881	(1,480)

Interest income, net	231	362	1,373	1,339
Income (loss) before income taxes	998	(162)	4,254	(141)

Income tax provision	178	295	1,344	288

Net income (loss)	$820	$(457)	$2,910	$(429)

Net income (loss) per share:
Basic	$0.05	$(0.03)	$0.18	$(0.03)

Diluted	$0.05	$(0.03)	$0.17	$(0.03)

Weighted average common shares:
Basic	16,150	16,371	16,349	16,341

Diluted	17,176	16,371	17,526	16,341

RECONCILIATION OF GAAP TO NON-GAAP NET INCOME

AND NET INCOME PER SHARE

(UNAUDITED)
(In thousands, except per share data)

	Three Months Ended			Twelve Months Ended
	April 27, 2008	January 27, 2008	April 29, 2007	April 27, 2008	April 29, 2007
GAAP Net Income (Loss)	$820	$355	$(457)	$2,910	$(429)
Equity based compensation expense under SFAS No. 123(R), net of tax (Note 1)	346	337	275	1,356	1,723
Strategic transaction activities, net of tax (Note 2)	—	407	—	556	—
Non-GAAP Net Income (Loss)	$1,166	$1,099	$(182)	$4,822	$1,294

Non-GAAP Net Income (Loss) Per Share
Basic	$0.07	$0.07	$(0.01)	$0.29	$0.08
Diluted	$0.07	$0.06	$(0.01)	$0.27	$0.07

Shares Used in Net Income Per Share
Basic	16,150	16,702	16,371	16,349	16,341
Diluted	17,424	18,113	16,371	17,846	17,283

These adjustments reconcile Catalyst’s GAAP results of operations to the reported non-GAAP results of operations.  Catalyst believes that presentation of net income (loss) and net income (loss) per share excluding non-cash equity-based compensation and non-recurring professional service expense, as more fully described in Notes (1) and (2) below, provides meaningful supplemental information to investors, as well as management, which is indicative of Catalyst’s core operating results and facilitates comparison of operating results across multiple reporting periods.  Catalyst uses these non-GAAP measures when evaluating its financial results as well as for internal planning and budgeting purposes.  Equity-based compensation is excluded from non-GAAP financial results since it is a non-cash based charge.  Professional service fees in connection with the strategic alternative activities are excluded from non-GAAP financial results since these are infrequent and non-recurring and therefore may not be considered directly related to our on-going business operations.

This non-GAAP measure should not be viewed as a substitute for Catalyst’s GAAP results, and may be different than non-GAAP measures used by other companies.

Note (1):

For the three months ended April 27, 2008, non-cash equity based compensation was $439,000, allocated as follows: $13,000 to Cost of Revenues, $169,000 to Research and Development and $257,000 to Selling, General and Administrative expense.

For the three months ended April 29, 2007, non-cash equity based compensation was $500,000, allocated as follows: $16,000 to Cost of Revenues, $186,000 to Research and Development and $298,000 to Selling, General and Administrative expense.

For the twelve months ended April 27, 2008, non-cash equity based compensation was $1.7 million, allocated as follows: $53,000 to Cost of Revenues, $564,000 to Research and Development and $1.1 million to Selling, General and Administrative expense.

For the twelve months ended April 29, 2007, non-cash equity based compensation was $2.2 million, allocated as follows: $58,000 to Cost of Revenues, $761,000 to Research and Development and $1.4 million to Selling, General and Administrative expense.

Note (2):

In July 2007, the Board of Directors of Catalyst Semiconductor, Inc. formed a Strategy Committee and shortly thereafter engaged the services of an investment banker to assist the Board in evaluating various strategic alternatives. In January 2008, the Board terminated further activities related to the discussions that occurred during the third quarter of fiscal year 2008 due to changes in market conditions.

For the year ended April 27, 2008, approximately $867,000 ($556,000, net of tax) of non-recurring professional fees for investment banking and legal services are included in Selling, General and Administrative expense. For the three months ended January 27, 2008, approximately $634,000 ($407,000, net of tax) were incurred for these activities.